AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2006

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	22-1852179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12015 LEE JACKSON HIGHWAY

FAIRFAX, VA 22033

(703) 218-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MANAGEMENT INCENTIVE PLAN

OF MANTECH INTERNATION CORPORATION

2006 RESTATEMENT

(Full title of plan)

George J. Pedersen

Chief Executive Officer

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

(703) 218-6000

(Name, address, including zip code, and telephone number, including area, code, of agent for service)

Copy to:

Steven D. Kittrell

McGuireWoods LLP

1050 Connecticut Ave., N.W.

Suite 1200

Washington, D.C. 20036

(212) 857-1700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	5,000,000	$30.545	$152,725,000.00	$16,341.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers, in addition to the number of shares of common stock stated above, additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions.
(2)	Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price, and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933. Accordingly, the price per share of common stock has been calculated to be equal to the average of the high and low prices for a share of common stock as reported by the NASDAQ Global Select Market on August 31, 2006, which is a specified date within five business days prior to the original date of filing of this Registration Statement.
(3)	Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by ManTech International Corporation, a Delaware corporation (the “Registrant”), relating to 5,000,000 shares of its Class A Common Stock, par value $0.01 per share, authorized and reserved for issuance under the Management Incentive Plan of ManTech International Corporation, 2006 Restatement (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows the Registrant to “incorporate by reference” the information that the Registrant files with the SEC, which means that the Registrant can disclose important information to investors by referring to those documents. As a result, investors may need to review other documents filed by the Registrant with the SEC to obtain more information. The information contained in the documents the Registrant incorporates by reference is considered a part of this Registration Statement. Additionally, because information concerning the Registrant, whether contained in this Registration Statement or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that the Registrant files with the SEC after the date of this Registration Statement, and before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities remaining unsold, will update and supersede older information contained in, or incorporated by reference into, this Registration Statement.

The Registrant hereby incorporates by reference the following documents previously filed with the SEC:

(a)	The Registrant’s annual report on Form 10-K filed with the SEC on March 10, 2006 for the fiscal year ended December 31, 2005;

(b)	(b) The Registrant’s quarterly reports on Form 10-Q (i) filed with the SEC on May 5, 2006 (for the fiscal quarter ended March 31, 2006) and, (ii) filed with the SEC on August 7, 2006 (for the fiscal quarter ended on June 30, 2006);

(c)	The Registrant’s current reports on Form 8-K (i) filed with the SEC on August 3, 2006 (dated July 31, 2006), (ii) filed with the SEC on June 13, 2006 (dated June 8, 2006), (iii) filed with the SEC on May 3, 2006 (dated May 3, 2006), (iv) filed with the SEC on March 13, 2006 (dated March 7, 2006); and (v) filed with the SEC on February 22, 2006 (dated February 22, 2006);

(d)	The description of the Registrant’s Class A Common Stock as set forth in the Registrant’s registration statement on Form 8-A, as filed with the Commission on January 25, 2002, together with any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents filed subsequent to the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, are collectively referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 145 of the DGCL provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by and by-law, agreement, vote of shareholders or disinterested directors or otherwise.

The Registrant’s Certificate of Incorporation and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Registrant to recover the amount of an unpaid claim, the Registrant is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Registrant. The Registrant’s Certificate of Incorporation and Bylaws further provide that an officer or director may (60 days after a written claim has been received by the Registrant) bring suit against the Registrant to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the Board of Directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The Registrant’s Certificate of Incorporation and Bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the Registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

The Registrant may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person.

The above discussion of the DGCL and of the Registrant’s amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws, and indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporation by Reference
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant	(1)

4.2	Second Amended and Restated Bylaws of the Registrant	(2)

5.1	Opinion regarding legality of shares of Class A Common Stock

10.1	Incentive Compensation Plan of ManTech International Corporation, 2006 Restatement	(3)

23.1	Consent of Deloitte & Touche LLP

24.1	Power of Attorney

(1)	Incorporated herein by reference from Amendment No. 3 as filed with the SEC on January 30, 2002 to Registrant’s Registration Statement on Form S-1 as filed with the SEC on November 23, 2001.
(2)	Incorporated herein by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Filed as Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2006 and incorporated herein by reference from such document.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on September 6, 2006.

MANTECH INTERNATIONAL CORPORATION

By:	/s/ George J. Pedersen
George J. Pedersen
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the capacities and on the date indicated or pursuant to a power of attorney attached as Exhibit 24.1.

Name	Title	Date

/s/ George J. Pedersen George J. Pedersen	Chairman of the Board of Directors and Chief Executive Officer	September 6, 2006

/s/ Kevin M. Phillips* Kevin M. Phillips	Chief Financial Officer	September 6, 2006

/s/ John J. Fitzgerald John J. Fitzgerald	Principal Accounting Officer	September 6, 2006

/s/ Richard L. Armitage* Richard L. Armitage	Director	September 6, 2006

/s/ Barry G. Campbell* Barry G. Campbell	Director	September 6, 2006

/s/ Robert A. Coleman* Robert A. Coleman	Director, Chief Operating Officer and President	September 6, 2006

/s/ Walter R. Fatzinger* Walter R. Fatzinger	Director	September 6, 2006

/s/ David E. Jeremiah* David E. Jeremiah	Director	September 6, 2006

/s/ Richard J. Kerr* Richard J. Kerr	Director	September 6, 2006

/s/ Stephen W. Porter* Stephen W. Porter	Director	September 6, 2006

/s/ Paul G. Stern* Paul G. Stern	Director	September 6, 2006

*	Executed by George J. Pedersen on behalf of such individual pursuant to a power of attorney executed on June 6, 2006.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS FILED WITH

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL CORPORATION

MANTECH INTERNATIONAL CORPORATION

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant	(1)

4.2	Second Amended and Restated Bylaws of the Registrant	(2)

5.1	Opinion regarding legality of shares of Class A Common Stock

10.1	Management Incentive Plan of ManTech International Corporation, 2006 Restatement	(3)

23.1	Consent of Deloitte & Touche LLP

24.1	Power of Attorney

(1)	Incorporated herein by reference from Amendment No. 3 as filed with the SEC on January 30, 2002 to Registrant’s Registration Statement on Form S-1 as filed with the SEC on November 23, 2001.
(2)	Incorporated herein by reference from Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Filed as Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2006 and incorporated herein by reference from such document.

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